Exhibit 10.1

AGREEMENT

This AGREEMENT (“Agreement”) is dated as of November 20, 2017, between IMMUDYNE, INC., a Delaware corporation (“Immudyne” or the “Company”), and JOJ HOLDINGS, LLC AKA JOJ INVESTMENTS, LLC (“JOJ”). The Company and the JOJ hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS:

The Parties jointly agreed to the following: (i) JOJ shall have the right to own up to 5,000,000 (five million) shares of Immudyne at $1 (on the terms and conditions as set forth below), and (ii) Immudyne will pay $1,000 to JOJ for 1,000,000 (one million) shares of Blockchain Industries, Inc. [“Blockchain” (OTC: OMGT)]. The Parties will execute a Warrant Agreement regarding (i) above, as well as a Stock Purchase Agreement regarding (ii) above.

Terms and Conditions. For every dollar Immudyne realizes from the sale of its Blockchain shares, the Company shall issue 1 (one) share Immudyne common stock, up to 5,000,000 (five million) shares. For the purpose of clarity, the Parties agree to the following examples: (i) if the Company sold its shares of Blockchain and realized proceeds of $2,000,000 (two million) dollars, Immudyne would then issue 2,000,000 (two million) shares of its common stock to JOJ, (ii) if the Company sold its shares of Blockchain and realized proceeds of $5,000,000 (five million) dollars, Immudyne would then issue 5,000,000 (five million) shares of its common stock to JOJ, (iii) if the Company sold its shares of Blockchain and realized proceeds greater than $5,000,000 (five million) dollars, Immudyne would then only issue 5,000,000 (five million) shares of its common stock to JOJ (i.e. if the Company sold its shares of Blockchain and realized proceeds of $10,000,000 (ten million) dollars, Immudyne would only issue 5,000,000 (five million) shares of its common stock to JOJ, (iv) and if Immudyne does not realize any proceeds or does not sell its Blockchain shares, the Company will not issue any shares to JOJ. Additionally, in consideration for this capital contribution, Immudyne shall vest the 1,000,000 restricted shares of Immudyne Inc. common stock issued to JLS Ventures upon the signing of its Services Agreement with Immudyne, dated April 1, 2016 (Immudyne will no longer have the claw back ability with respect to these 1,000,000 shares) ..

Authority to Contract. The Parties warrant and represent that each has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which either Party is a party or by which it may be bound. The Parties hereto further warrant and represent that the individuals executing this Agreement have the full power and authority to bind to the terms hereof.

Mediation. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation. If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Arbitration shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

Arbitration. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein. The arbitrator shall be elected as follows: in the event the Company and the Consultant agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Consultant do not so agree, the Company and the Consultant shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the “Panel”). The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. Arbitration shall take place in New York, NY, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Consultant and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof. Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by, construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of New York.

Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

EXECUTED as of the day and year first above set forth.

IMMUDYNE, INC.	JOJ Holdings, LLC

/s/ Mark McLaughlin	By:	/s/ Justin Schreiber
Mark McLaughlin, CEO		Justin Schreiber, President